Exhibit 5.1

Legal Opinion of Nelson Mullins Riley & Scarborough LLP

Exhibit 5.1

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 104 South Main Street / Ninth Floor / Greenville, South Carolina 29601 Tel: 864.250.2300 Fax: 864.232.2925 www.nelsonmullins.com

August 21, 2008

First National Bancshares, Inc.
215 N. Pine Street
Spartanburg, South Carolina 29302

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to First National Bancshares, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), covering the offering of up to 320,000 shares (the “Shares”) of the Company’s common stock which may be issued by the Company under the First National Bancshares, Inc. 2008 Restricted Stock Plan. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined corporate records, certificates of public officials, and other documents and records as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company and on factual information included in the Company’s filings with the Securities and Exchange Commission. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given or filed and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

Based on the foregoing, assuming that the issuance of the Shares is authorized in accordance with the Plan and that the Company has received the authorized consideration for the issuance of shares, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid, and nonassessable.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. This consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

This opinion is limited to the laws of the State of South Carolina and no opinion is expressed as to the laws of any other jurisdiction. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of any Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

/s/ Nelson Mullins Riley & Scarborough LLP